                                                                              EXHIBIT 99.1

CONTACT:   Warren R. Wilkinson
                                              Tel. (317) 710-4323

Republic Airways Adds Five Embraer 170’s to United Express Program

Indianapolis, Indiana, (June 23, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET), announced today that it has amended its airline services agreement with United Airlines to provide an additional five 70-seat Embraer 170’s. This amendment brings the total number of 170’s to be operated in the United Express program to 28 aircraft, including two spares.

“We are very pleased to expand our relationship with United Airlines with the addition of these five Embraer 170’s,” said Bryan Bedford, chairman, president and chief executive officer of Republic Airways Holdings. “The ERJ-170 continues to set a new, high standard for airline service in North America. Passengers love this aircraft, particularly since there is no middle seat in coach class.”

The Embraer 170 is configured with 6 first class, 16 economy plus and 48 coach seats. First class passengers will enjoy a 38 inch seat pitch while economy plus and coach passengers will enjoy a 34 inch and 31 inch seat pitch respectively.

The five additional aircraft are schedule to be in passenger service by December 31, 2005 beginning with one aircraft in September. The amended agreement with United also calls for the removal of two 50-seat Embraer 145 aircraft currently operating as United Express. These aircraft will be removed from United Express service and added to Republic’s charter operations beginning November 1, 2005.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The Company offers scheduled passenger service on more than 800 flights daily to 82 cities in 32 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 2,900 aviation professionals and operates 123 regional jets including 23 Embraer 170 aircraft.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.